CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our reports dated April 26, 2018, relating to the financial statements and financial highlights for the funds constituting J.P. Morgan Exchange-Traded Fund Trust listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended February 28, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 27, 2018

Appendix A

JPMorgan Disciplined High Yield ETF

JPMorgan Global Bond Opportunities ETF

JPMorgan Ultra-Short Income ETF

JPMorgan USD Emerging Markets Sovereign Bond ETF

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